Filed Pursuant to Rule 424(b)(3)
Registration No. 333-175150

The information in this preliminary prospectus supplement is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated June 27, 2011

Prospectus supplement

To Prospectus dated June 27, 2011

Carpenter Technology Corporation

$

      % Senior Notes due 20

We are offering $             aggregate principal amount of our     % Senior Notes due 20     (the “notes”). The notes will mature on                     , 20    . Interest will accrue from                     , 20    , and the first interest payment date will be                     , 20    . We may redeem the notes at our option prior to maturity, in whole or in part, at any time at the redemption price described in this prospectus supplement under “Description of the notes—Optional redemption.” If we experience a change of control repurchase event, we may be required to offer to purchase the notes from holders.

The notes will be our senior unsecured indebtedness, ranking equally in right of payment with all of our existing and future senior unsecured indebtedness and senior to our future subordinated indebtedness. The notes will be effectively subordinated to our existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness and to the existing and future indebtedness and other liabilities of our subsidiaries.

You should read this prospectus supplement and the accompanying prospectus carefully before you invest in our notes. Investing in our notes involves a high degree of risk. See “Risk factors” beginning on page S-10 for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts	Proceeds to Carpenter Technology (before expenses)[1]

Per Note	%	%	%
Total	$	$	$

[1]	Plus accrued interest, if any from , 2011.

The notes will not be listed on any securities exchange or automated quotation system.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Banking, S.A./N.V., on or about                     , 2011.

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan

The date of this prospectus supplement is June     , 2011.

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes certain matters relating to us and this offering. The second part, the accompanying prospectus dated June 27, 2011, gives more general information about debt securities we may offer from time to time, some of which may not apply to the notes offered by this prospectus supplement and the accompanying prospectus. For information about the notes, see “Description of the notes” in this prospectus supplement and “Description of the debt securities” in the accompanying prospectus.

We are responsible for the information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus and in any related free-writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. We are not, and the underwriters are not, making an offer of these notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Before you invest in the notes, you should carefully read this prospectus supplement and the accompanying prospectus. You should also read the documents we have referred you to under “Where you can find more information” for information about us. The shelf registration statement described in the accompanying prospectus, including the exhibits thereto, can be read at the Securities and Exchange Commission’s (the “SEC”) web site or at the SEC’s Public Reference Room as described under “Where you can find more information.”

If the information set forth in this prospectus supplement varies in any way from the information set forth in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. If the information set forth in this prospectus supplement varies in any way from the information set forth in a document we have incorporated by reference, you should rely on the information in the more recent document.

Unless indicated otherwise, or the context otherwise requires, references in this document to “Carpenter Technology,” “the company,” “we,” “us” and “our” are to Carpenter Technology Corporation and its consolidated subsidiaries, and references to “dollars” and “$” are to United  States dollars.

Where you can find more information

Carpenter Technology files annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain such SEC filings from the SEC’s website at http://www.sec.gov. You can also read and copy these materials at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain further information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You can also obtain information about Carpenter Technology at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

S-ii

As permitted by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the debt securities. The registration statement, exhibits and schedules are available through the SEC’s website or at its public reference room.

Incorporation by reference

In this prospectus supplement and the accompanying prospectus, we “incorporate by reference” certain information that we file with the SEC, which means that we can disclose important information to you by referring you to that information. The information we incorporate by reference is an important part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. The following documents (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) have been filed by us with the SEC and are incorporated by reference into this prospectus supplement and the accompanying prospectus:

•

Annual report on Form 10-K for the year ended June 30, 2010, including portions of the proxy statement for the 2010 annual meeting of stockholders to the extent specifically incorporated by reference therein (collectively, the “2010 Form 10-K”),

•	Quarterly report on Form 10-Q for the quarters ended September 30, 2010, December 31, 2010 and March 31, 2011 (collectively, the “2011 Form 10-Qs”), and

•

Current reports on Form 8-K filed on July 2, 2010, July 22, 2010, August 4, 2010, August 23, 2010, September 3, 2010 (two), October 13, 2010, October 19, 2010, January 4, 2011, April 21, 2011 and June 21, 2011 (two).

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) from the date of this prospectus supplement until the completion of the offering under this prospectus supplement shall be deemed to be incorporated in this prospectus supplement and the accompanying prospectus by reference. The information contained on or accessible through our website (http://www.cartech.com) is not incorporated into this prospectus supplement or the accompanying prospectus.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically included or incorporated that exhibit by reference into the filing, from the SEC as described under “Where you can find more information” or, at no cost, by writing or telephoning Carpenter Technology at the following address:

Carpenter Technology Corporation

Attn: Investor Relations

P.O. Box 14662

Reading, Pennsylvania 19610

Telephone: (610) 208-2000

S-iii

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, any free writing prospectus that we authorize and any pricing supplement. We have not authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus supplement, the accompanying prospectus, any free writing prospectus that we authorize or any pricing supplement. We do not take responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not making an offer of the debt securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus supplement, the accompanying prospectus, any free writing prospectus that we authorize and any pricing supplement is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of such document incorporated by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus or the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus and the accompanying prospectus to the extent that a statement contained in this prospectus, the accompanying prospectus, any prospectus supplement, or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement or the accompanying prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

S-iv

Statements regarding forward-looking information

This prospectus supplement and the accompanying prospectus contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act. These statements, which represent our expectations or beliefs concerning various future events, include statements concerning future revenues, earnings and liquidity associated with continued growth in various market segments and cost reductions expected from various initiatives. These statements may be made directly in this prospectus supplement, the accompanying prospectus or documents incorporated by reference. Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. All of these forward-looking statements are based on management’s current expectations and beliefs about future events. As with any projection or forecast, they are susceptible to uncertainty and changes in circumstances.

These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties include but are not limited to:

•

the cyclical nature of our business and certain end-use markets, including aerospace, industrial, automotive, consumer, medical and energy, or other influences on our business such as new competitors, the consolidation of competitors, customers and suppliers or the transfer of manufacturing capacity from the United States to foreign countries;

•	our ability to achieve cost savings, productivity improvements or process changes;

•	the volatility of, and our ability to recoup increases in, the cost of energy, raw materials, freight or other factors;

•	domestic and foreign excess manufacturing capacity for certain metals;

•	fluctuations in currency exchange rates;

•	the degree of success of government trade actions;

•	the valuation of the assets and liabilities in our pension trusts and the accounting for pension plans;

•	possible labor disputes or work stoppages;

•	the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products;

•	the ability to successfully acquire and integrate acquisitions;

•	the availability and costs of financing and credit facilities to us, our customers or other members of the supply chain;

•	the ability to obtain energy or raw materials, especially from suppliers located in countries that may be subject to unstable political or economic conditions;

•

our manufacturing processes are dependent upon highly specialized equipment located primarily in one facility in Reading, Pennsylvania and for which there may be limited alternatives if there are significant equipment failures or catastrophic events;

S-v

•

our future success depends on the continued service and availability of key personnel, including members of our executive management team, management, metallurgists and other skilled personnel and the loss of these key personnel could affect our ability to perform until suitable replacements are found;

•

our expectations with respect to the synergies, costs and other anticipated financial impacts of our pending merger with Latrobe Specialty Metals, Inc., or Latrobe, could differ from actual synergies realized, costs incurred and financial impacts experienced as a result of the transaction; and

•

the possibility that our pending merger with Latrobe is delayed or does not close, including, without limitation, due to the failure to receive any required regulatory approvals or the failure to satisfy any closing condition.

Any of these could have adverse and/or fluctuating effect on our results of operations. For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the accompanying prospectus and the documents that we have filed with the SEC, including our quarterly reports on Form 10-Q, our most recent annual report on Form 10-K, our current reports on Form 8-K and our proxy statement.

All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We are not under any obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.

S-vi

Summary

This summary contains basic information about us and the offering. Because it is a summary, it does not contain all of the information that you should consider before investing in the notes. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the section entitled “Risk factors,” our financial statements and the notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus, and other documents incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision.

The company

We develop, manufacture and distribute cast/wrought and powder metal stainless steels and special alloys including high temperature alloys, controlled expansion alloys, ultra high strength alloys, implantable alloys, tool and die steels and other specialty metals, as well as cast/wrought titanium alloys. We provide material solutions to the ever-changing needs of the aerospace, industrial, energy, medical, consumer products and automotive industries.

We are organized around three core business segments:

Our Advanced Metals Operations (“AMO”) segment includes the manufacturing and distribution of high temperature and high strength metal alloys, stainless steels, and titanium in the form of small bars and rods, wire, narrow strip and powder. Products in this segment typically go through more finishing operations, such as rolling, turning, grinding, drawing, and atomization, than products in our PAO segment (as described below). Also, sales in the AMO segment are spread across many end-use markets, including the aerospace, industrial, consumer, automotive, and medical industries. AMO products are sold under the Carpenter, Dynamet, Talley, Carpenter Powder Products and Aceros Fortuna brand names.

Our Premium Alloys Operations (“PAO”) segment includes the manufacturing and distribution of high temperature and high strength metal alloys and stainless steels in the form of ingots, billets, large bars and hollows. Also, the PAO segment includes conversion processing of metal for other specialty metals companies. A significant portion of PAO sales are to customers in the aerospace and energy industries. Much of PAO sales are to forging companies that further shape, mill, and finish the metals into more specific dimensions. All such sales are made under the Carpenter brand name.

Our Emerging Ventures segment currently includes the operations of Amega West Services, a manufacturer and service provider of high-precision components for measurement while drilling (“MWD”) and logging while drilling (“LWD”), drill collars, stabilizers and other down-hole tools used for directional drilling. MWD and LWD technology is used to ensure critical data is obtained and transmitted to the surface to monitor progress of the well. The net sales of Amega West are to customers in the energy end-use market.

Our principal executive offices are located at P.O. Box 14662, Reading, Pennsylvania 19610, Telephone (610) 208-2000.

Recent developments

Pending merger with Latrobe Specialty Metals, Inc.

On June 20, 2011, we entered into an agreement and plan of merger with Latrobe Specialty Metals, Inc., a Delaware corporation (“Latrobe”), Watermill Toolrock Partners, L.P., a Delaware limited partnership (“Watermill”), solely as the representative of the Watermill equityholders, and HHEP-Latrobe, L.P., a Delaware limited partnership (“Hicks”), solely as the representative of the Hicks equityholders (the “Merger Agreement”). Pursuant to the Merger Agreement, our wholly-owned subsidiary will, subject to the satisfaction or waiver of the conditions therein, merge with and into Latrobe, and Latrobe will become a wholly-owned subsidiary of ours (the “Merger”).

Latrobe

Latrobe is one of the largest manufacturers and a global distributor of high-performance specialty metals and alloys. It serves a diversified group of end markets, including the commercial aerospace, defense, oil and gas exploration and production, power generation and industrial markets. It develops, produces and markets over 350 grades of specialty metals and alloys that are used in demanding applications such as the manufacture of: (i) landing gear, helicopter shafts, jet engine fasteners and jet engine bearings for the commercial aerospace and defense markets; (ii) downhole logging tools, completion tubes and valves for the oil and gas exploration and production market; (iii) turbine bolts, shafts, pins and blades for the power generation market; and (iv) metal cutting, punching, sawing and stamping dies for the industrial market. Latrobe produces materials that possess specific metallurgical properties, including high-strength, corrosion resistance, hardness, fatigue resistance, fracture toughness and temperature resistance.

For its fiscal year ended September 30, 2010, Latrobe generated net sales of approximately $309.2 million, income from operations of approximately $28.6 million and net income of approximately $7.3 million. For the six month period ended March 31, 2011, Latrobe generated net sales of approximately $202.7 million, income from operations of approximately $24.8 million and net income of approximately $10.4 million. For the six month period ended March 31, 2010, Latrobe generated net sales of approximately $132.9 million, income from operations of approximately $1.3 million and net loss of approximately $3.6 million.

Terms of the merger

Under the Merger Agreement, we will issue 8.1 million shares of our common stock to Latrobe’s stockholders, subject to certain adjustments for working capital and other items. We will assume all third party indebtedness incurred by Latrobe, and pay all fees and expenses incurred by Latrobe prior to the Merger in connection with prior proposed securities offerings; provided, however, if the amount of Latrobe’s indebtedness assumed by us exceeds $160 million, or the amount of Latrobe’s prior securities offering related expenses paid by us exceeds $4 million, such excess amounts shall reduce the number of shares of our common stock to be issued to Latrobe’s stockholders. In addition, we will pay all transaction related expenses of Latrobe; provided, however, that any such amounts in excess of $10 million may reduce the number of shares of our common stock to be issued to Latrobe’s stockholders.

Under the Merger Agreement, a portion of the shares to be issued as merger consideration will be placed into escrow to secure Latrobe’s indemnification obligations and to account for pension funding issues of Latrobe. An indemnity escrow equal to $50 million worth of our common stock will be created to cover general indemnification claims including, without limitation, (i) misrepresentations and breaches of Latrobe’s warranties and (ii) breaches or nonperformance of any of Latrobe’s covenants or agreements. Assuming no claims are asserted, half of the indemnity escrow will be released on the first anniversary of the closing and the remaining shares will be released after 24 months. An additional 300,000 shares will be placed into a pension escrow account in connection with Latrobe’s pension funding issues. The shares of our common stock will be released from the pension escrow over a period of 5 years following closing based on the level of a particular fixed income index over such five-year period.

The Merger Agreement contains customary representations, warranties and covenants by Latrobe and us. Latrobe has agreed, among other things, (i) to conduct its and its subsidiaries’ businesses in the ordinary course consistent with past customs and practice; (ii) to obtain requisite stockholder approval; and (iii) not to solicit alternative transactions. Each of the parties to the Merger Agreement covenants to use commercially reasonable efforts to cause the Merger to be consummated.

The Merger Agreement has been approved by the respective boards of directors of us and Latrobe, and the consummation of the transactions contemplated thereby is subject to certain conditions, such as receipt of applicable antitrust approvals (including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended).

We have agreed that upon consummation of the Merger and until our 2014 annual meeting of stockholders, certain of Latrobe’s stockholders will designate two persons who will be appointed to our board of directors. Certain of Latrobe’s stockholders (including those that have the right to designate directors to our board of directors) will, upon consummation of the Merger, agree (i) that during the time that such Latrobe stockholders may appoint designees to our board of directors (or shorter in the event such designees resign from our board of directors) they will vote the shares of our common stock in favor of our nominees for directors and not contrary to the recommendations of our board of directors on other matters, and (ii) for a period of five years following the consummation of the Merger they will not acquire any additional shares of our common stock or, with limited exceptions, sell their shares of our common stock where the result of such sale would be for a third party to own more than 5% of our outstanding common stock. We have also agreed to grant limited registration rights in favor of such Latrobe stockholders.

The Merger Agreement may be terminated by Latrobe or us in the event the consummation of the Merger has not occurred by September 30, 2011 (“Termination Date”) and the cause for the consummation not occurring is not the terminating party; provided, however, if the Merger has not been consummated solely because the applicable antitrust approvals have not been received, and all other conditions to consummation of the Merger have been satisfied or waived, then the “Termination Date” shall be January 16, 2012. Latrobe also may terminate the Merger Agreement at any time after October 31, 2011 because the applicable antitrust approvals have not been received, although we may override such termination. If the override right is exercised and the Merger is not consummated by January 16, 2012, we shall be required to pay Latrobe a $5 million fee. In addition, if the Merger Agreement is terminated by Latrobe because applicable antitrust approvals have not, or cannot, be obtained, we agreed to reimburse Latrobe for its reasonable out-of-pocket costs related to seeking the applicable antitrust approvals. We may terminate the Merger Agreement if certain due diligence information to be provided within ten business days after the execution of the Merger Agreement leads us to believe that Latrobe will not be able to meet certain closing conditions.

A copy of the Merger Agreement is available in our current report on Form 8-K which we filed with the SEC on June 21, 2011 and which is incorporated by reference into this prospectus. See “Where You Can Find More Information” and “Incorporation by Reference.”

New credit facility

On June 21, 2011, we entered into a credit agreement for a new revolving credit facility (the “New Credit Agreement”) with Bank of America, N.A., as administrative agent and lender, JPMorgan Chase Bank, N.A., as lender, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as joint lead arrangers. The New Credit Agreement replaces our existing Credit Agreement, dated as of November 24, 2009 and contains a five-year multi-currency revolving credit facility in an amount of $350 million, which under certain conditions could be increased to $500 million. The New Credit Agreement also contains a letter of credit and a swing line facility. We are able to borrow under the New Credit Agreement for working capital, capital expenditures and other general corporate purposes. Borrowings under the New Credit Agreement will bear interest, at our election, at either the base rate or the LIBOR rate in effect at the time plus, in each case, an applicable margin based on our debt rating. We have the right to voluntarily prepay and reborrow loans and to terminate or reduce the commitments under the New Credit Agreement.

We are subject to certain financial and restrictive covenants, including, among other things, a minimum interest coverage ratio (starting at 3.25 to 1.0 for the period through September 30, 2011, and increasing to 3.5 to 1.0 thereafter). The interest coverage ratio is defined in the New Credit Agreement as, for any period, the ratio of consolidated earnings before interest, taxes, depreciation and amortization to consolidated interest expense for such period. We are also required to maintain a debt to capital ratio of not greater than 55%. The debt to capital ratio is defined in the New Credit Agreement as the ratio of consolidated indebtedness to consolidated capitalization.

A more complete summary of the terms of the New Credit Agreement and a copy of the New Credit Agreement are available in our current report on Form 8-K which we filed with the SEC on June 21, 2011 and which is incorporated by reference into this prospectus. See “Where You Can Find More Information” and “Incorporation by Reference.”

The offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section of this prospectus supplement entitled “Description of the notes.” For purposes of the description of the notes included in this prospectus supplement, references to the “Company,” “Issuer,” “us,” “we,” and “our” refer only to Carpenter Technology Corporation.

Issuer	Carpenter Technology Corporation.

Securities Offered	$ million aggregate amount of % Senior Notes due 20 .

Interest Payment Dates	and , of each year, commencing on 20 .

Optional Redemption	At any time prior to , 20 we have the option to redeem all or a portion of the notes at any time, or from time to time, on at least 30 but not more than 60 days’ notice mailed to holders thereof, each at the make-whole price set forth in this prospectus supplement, plus accrued and unpaid interest to the date of redemption, if any. See “Description of the notes—optional redemption.”

At any time on or after , 20 (three months prior to the maturity date), the notes may be redeemed in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest on the notes to be redeemed to the date of redemption.

Offer to Repurchase Upon a Change of Control Repurchase Event	If a change of control repurchase event occurs with respect to the notes, we will be required, subject to certain conditions, to offer to repurchase the notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest to the date of repurchase. See “Description of the notes—Purchase of notes upon a change of control repurchase event.”

Covenants	Other than as described in the accompanying prospectus under “Description of the debt securities—Certain covenants of Carpenter Technology—Restrictions on secured debt” and “—Restrictions on sales and leasebacks,” the notes will not contain any restrictive covenants, and we are not restricted from paying dividends or issuing or repurchasing any of our other securities.

Event of Default	If there is an event of default under the notes, the principal amount of the notes, plus accrued and unpaid interest, may be declared immediately due and payable. These amounts automatically become due and payable if an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs.

Ranking	The notes will be our senior unsecured indebtedness, ranking equally in right of payment with all of our existing and future senior unsecured indebtedness and senior to our future subordinated indebtedness. The notes will be effectively subordinated to our existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness and to the existing and future indebtedness and other liabilities of our subsidiaries.

Use of Proceeds	We estimate that we will receive net proceeds from this offering of $ , after deducting estimated underwriting discounts and our estimated offering expenses. We intend to use the net proceeds we receive from this offering to repay our $100 million in principal amount of our medium term notes, Series C at 7.625% due August 2011. We intend to use the remaining net proceeds from this offering for general corporate purposes, which may include additions to working capital, capital expenditures, repayment of debt, the financing of acquisitions, joint ventures and other business combination opportunities or stock repurchases. We do not intend to use any proceeds from this offering to fund our Merger with Latrobe.

Book-Entry Form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Investors may elect to hold interests in the notes through DTC, Clearstream or Euroclear if they are participants of such systems, or indirectly through organizations which are participants in such systems. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and any such interests may not be exchanged for certificated securities, except in limited circumstances.

Absence of Public Market for the Notes	The notes are new securities, and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the notes without notice.

Material U.S. Federal Income Tax Considerations	Holders are urged to consult their own tax advisors with respect to the federal, state, local and foreign tax consequences of purchasing, owning and disposing of the notes. See “Certain U.S. federal income tax considerations.”

Trustee	U.S. Bank National Association.

Risk Factors	In evaluating an investment in the notes, prospective investors should carefully consider, along with the other information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, the information set forth under “Risk factors” on page S-10 and “Risk Factors” in the accompanying prospectus and our 2010 Form 10-K and all subsequent filings under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act for risks involved with an investment in the notes.

Summary consolidated financial data

We derived the summary consolidated financial date shown below as of June 30, 2010, 2009 and 2008 and for each of the years then ended from our audited consolidated financial statements and for the nine-month periods ended March 31, 2011 and 2010 from our unaudited consolidated financial statements. The unaudited financial statements from which we derived this data were prepared on the same basis as the audited consolidated financial data and include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly our results of operations and financial condition as of the periods presented. The results of operations for interim periods are not necessarily indicative of the operating results for any future period. You should read the following financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Nine months ended March 31,		Fiscal year ended June 30,
	2011	2010	2010	2009(1)	2008(2)

(dollars in millions)	(unaudited)		(audited)

Statement of Income Data:
Net sales	$1,191.5	$834.4	$1,198.6	$1,362.3	$1,953.5
Operating income	$61.4	$1.5	$11.7	$64.0	$293.6
Income (loss) from continuing operations	$45.8	$(3.8)	$2.1	$47.9	$200.5
Income from discontinued operations, net	$—	$—	$—	$—	$77.2
Net income (loss)	$45.8	$(3.8)	$2.1	$47.9	$277.7

Balance Sheet Data:
Cash and cash equivalents	$184.1	$243.4	$265.4	$340.1	$403.3
Marketable securities, current	$28.0	$126.3	$105.2	$15.0	$5.3
Property, plant and equipment, net	$634.8	$617.8	$617.5	$634.1	$583.8
Total assets	$1,706.4	$1,594.2	$1,583.2	$1,497.4	$1,712.2
Long-term obligations, net of current portion (including convertible preferred stock)	$158.5	$258.9	$259.6	$258.6	$276.7
Total Liabilities	$1,044.9	$950.6	$1,009.8	$880.4	$873.0
Total Equity	$661.5	$643.6	$573.4	$617.0	$839.2

Cash Flow Information Data:
Cash flow provided by (used in) operating activities	$(53.0)	$67.1	$115.2	$145.5	$218.5
Cash flow provided by (used in) investing activities	$(5.2)	$(137.1)	$(132.9)	$(107.5)	$381.5
Cash flow used in financing activities	$(26.7)	$(25.6)	$(53.5)	$(100.5)	$(487.3)

Other Data:
EBITDA(3)	$154.9	$91.4	$132.1	$137.3	$363.7

(1)	Fiscal year 2009 included $9.4 million of restructuring charges related to the shutdown and closure of our U.K. metal strip manufacturing operations. See “Restructuring Charges” footnote in the Notes to the Consolidated Financial Statements included in Item 8 “Financial Statements and Supplementary Data” of our 2010 Form 10-K.

(2)	Fiscal year 2008 included a $109.6 million pre-tax gain on the sale of our ceramics and metals shapes businesses. The results of operations of the divested business units prior to the divestitures are presented as discontinued operations. See “Divestitures and Acquisition” footnote in the Notes to the Consolidated Financial Statements included in Item 8 “Financial Statements and Supplementary Data” of our 2010 Form 10-K.

(3)	EBITDA represents income before interest, taxes, depreciation and amortization, reserve adjustments for Boarhead Farms, and non-cash net pension exepenses. EBITDA is not a measure of financial performance under generally accepted accounting principles. We do not calculate EBITDA in the same manner as other companies and, accordingly, our measure of EBITDA is not necessarily comparable to similarly titled measures of other companies and may not be an appropriate measure of performance relative to other companies. We have presented EBITDA in this prospectus supplement solely as a supplemental disclosure because we believe it allows for a more complete analysis of our results of operations. We believe that EBITDA is useful to investors because EBITDA is commonly used to analyze companies on the basis of operating performance, leverage and liquidity. Furthermore, analogous measures are used by industry analysts to evaluate operating performance. EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and capital expenditures. EBITDA is not intended to represent, and should not be considered more meaningful than, or as an alternative to, a measure of operating performance as determined in accordance with generally accepted accounting principles. This definition of EBITDA differs from the amounts calculated under the definition of EBITDA contained in our credit facilities. We do not intend to provide EBITDA information for future periods in earnings press releases, filings with the SEC or in response to inquiries. EBITDA is calculated as follows:

	Nine months ended March 31,		Fiscal year ended June 30,
(dollars in millions)	2011	2010	2010	2009	2008

Net income (loss)	$45.8	$(3.8)	$2.1	$47.9	$277.7
Income from discontinued operations	—	—	—	—	(77.2)
Boarhead Farms reserve adjustment	—	—	—	—	21.0
Non-cash net pension expense	45.5	45.8	61.3	20.6	(0.1)
Depreciation and amortization	48.0	44.1	59.1	52.7	49.2
Interest expense	12.9	13.3	17.8	16.1	20.5
Other income, net	(5.7)	(9.8)	(10.8)	(15.1)	(24.2)
Income tax expense (benefit)	8.4	1.8	2.6	15.1	96.8

EBITDA	$154.9	$91.4	$132.1	$137.3	$363.7

Risk factors

An investment in the notes involves risks. You should carefully consider the risks described in our 2010 Form 10-K, and all subsequent filings under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, as supplemented by the discussion below, before making an investment decision. Such risks and uncertainties are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the described risks actually occurs, our business, financial condition or results of operations could be materially adversely affected.

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. See “Statements regarding forward-looking information” beginning on page S-v of this prospectus supplement.

Failure to complete our pending merger with Latrobe could negatively impact our stock price and our future business and financial results.

Consummation of our pending merger with Latrobe is subject to certain conditions, including, among others:

•	the absence of any law or order prohibiting the merger;

•	the expiration or termination of the applicable Hart-Scott-Rodino Act waiting period; and

•	subject to certain exceptions, the accuracy of representations and warranties and material compliance with covenants.

Third parties, such as governmental agencies, may impose conditions on the consummation, or require changes to the terms, of our pending merger. Any such conditions or changes could have the effect of preventing the consummation of the Merger. If the Merger is not completed for any reason, our ongoing business and financial results may be adversely affected and we will be subject to a number of risks, including the following:

•	we will be required to pay certain costs relating to the our pending merger, whether or not our pending merger is completed; and

•

matters relating to our pending merger (including integration planning) may require substantial commitments of time and resources by our management, whether or not our pending merger is completed, which could otherwise have been devoted to other opportunities that may have been beneficial to us.

We may also be subject to litigation related to any failure to complete our pending merger. If our pending merger is not completed, these risks may materialize and may adversely affect our business, financial results and financial condition, which may cause the value of your investment to decline. We cannot provide any assurance that our pending merger will be completed, that there will not be a delay in the completion of our pending merger or that all or any of the anticipated benefits of our pending merger will be obtained.

The anticipated benefits of our pending merger with Latrobe may not be fully realized and may take longer to realize than expected.

Our pending merger involves the integration of Latrobe’s operations with our existing operations, and there are uncertainties inherent in such an integration. We will be required to devote significant management attention and resources to integrating Latrobe’s operations. Delays or unexpected difficulties in the integration process could adversely affect our business, financial results and financial condition. Even if we are able to integrate Latrobe’s operations successfully, this integration may not result in the realization of the full benefits of synergies, cost savings and operational efficiencies that we expect or the achievement of these benefits within a reasonable period of time.

In addition, we may have not discovered during the due diligence process, and we may not discover prior to closing, all known and unknown factors regarding Latrobe that could produce unintended and unexpected consequences for us. Undiscovered factors could result in us incurring financial liabilities, which could be material, and in us not achieving the expected benefits from our pending merger within our desired time frames, if at all.

We will incur significant transaction and merger-related costs in connection with our pending merger with Latrobe.

We will incur significant costs in connection with the proposed Merger. We expect that the substantial majority of these costs will be non-recurring expenses related to the proposed Merger and facilities and systems consolidation costs. We may incur additional costs to maintain employee morale and to retain key employees. We will also incur substantial transaction fees and costs related to formulating integration plans.

The notes will be effectively subordinated to all of our existing and future secured debt and to all existing and future liabilities of our subsidiaries. This may affect your ability to receive payments on the notes.

The notes will be general unsecured obligations of Carpenter Technology. None of our subsidiaries will guarantee our obligations under, or have any obligation to pay any amounts due on, the notes. As a result, the notes will be effectively subordinated to claims of our existing and future secured creditors to the extent of the value of the assets securing that indebtedness as well as to the existing and future indebtedness and other liabilities of our subsidiaries. We currently conduct a significant portion of our operations through our subsidiaries. As of March 31, 2011, our subsidiaries had liabilities of approximately $59.2 million, including liabilities to trade creditors of approximately $36.6 million. Certain of our subsidiaries may also become borrowers under our credit facilities. Therefore, our cash flow and our ability to service our debt, including the notes, partially depends upon the earnings of our subsidiaries, and we depend on the distribution of earnings, loans or other payments by those subsidiaries to us.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries will have no obligation to pay any amounts due on the notes or, subject to existing or future contractual obligations between us and our subsidiaries, to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions and taxes on distributions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

Our right to receive any assets of any of our subsidiaries upon liquidation or reorganization, and, as a result, the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors and preferred stockholders, if any. The notes do not restrict the ability of our subsidiaries to incur additional indebtedness or liabilities. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to indebtedness held by us.

In addition, the notes are not secured by any of our assets or those of our subsidiaries. As a result, the notes are effectively subordinated to any secured debt we or our subsidiaries have or may incur. As of March 31, 2011, we had total consolidated indebtedness of $258.5 million, none of which was secured. In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of any of our existing or future secured debt may assert rights against any assets securing such debt in order to receive full payment of their debt before those assets may be used to pay the holders of the notes. In such an event, we may not have sufficient assets remaining to pay amounts due on any or all of the notes.

The notes do not contain restrictive financial covenants and we may incur substantially more debt or take other actions which may affect our ability to satisfy our obligations under the notes.

Other than as described in the accompanying prospectus under “Certain Covenants of Carpenter Technology,” the notes are not subject to any restrictive covenants and we are not restricted from paying dividends or issuing or repurchasing our securities. In addition, the limited covenants applicable to the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations.

Our ability to recapitalize, incur additional debt, and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due, and require us to dedicate a substantial portion of our cash flow from operations to make payments on our indebtedness, which would reduce the availability of cash flow to fund our operations, working capital and capital expenditures.

An active trading market for the notes may not develop.

The notes are a new issue of securities for which there is currently no public market. Any trading of the notes may be at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors. In addition, we do not know whether an active trading market will develop for the notes. To the extent that an active trading market does not develop, the liquidity and trading prices for the notes may be harmed. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. We have been informed by the underwriters that they currently intend to make a market in the notes after this offering is completed. However, the underwriters may cease their market-making at any time. In addition, an active or liquid trading market for the notes may not develop.

Some significant restructuring transactions may not constitute a change of control repurchase event as described under “Description of the notes—Purchases of notes upon a change of control repurchase event,” in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a change of control repurchase event as described under “Description of the notes—Purchases of notes upon a change of control repurchase event,” you will have the right to require us to repurchase the notes. However, the change of control repurchase event provisions will not afford protection to holders of notes in the event of certain transactions. For example, any leveraged recapitalization, refinancing, restructuring, or acquisition initiated by us will generally not constitute a change of control repurchase event requiring us to repurchase the notes. In the event of any such transaction, holders of the notes will not have the right to require us to repurchase the notes, even though any of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes including the trading prices for the notes.

We may not be able to repurchase all of the notes upon a change of control repurchase event, which would result in a default under the notes.

Holders of the notes have the right to require us to repurchase the notes upon the occurrence of a change of control repurchase event as described under “Description of the notes—Purchases of notes upon a change of control repurchase event.” We may not have sufficient funds to repurchase the notes in cash at such time or have the ability to arrange necessary financing on acceptable terms.

A change of control repurchase event may also constitute an event of default or require a prepayment under, or result in the acceleration of the maturity of, our then-existing indebtedness. Our ability to repurchase the notes in cash or make any other required payments may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. Our failure to repurchase the notes when required would result in an event of default with respect to the notes.

Future funding requirements may affect our business.

New sources of capital may be needed to meet the funding requirements of future investments in operating assets or other acquisitions, fund our ongoing business activities and pay dividends. Our ability to raise and service significant new sources of capital will be a function of macroeconomic conditions, future prices as well as our operational performance, cash flow and debt position, among other factors. We may determine that it may be necessary or preferable to issue additional debt or other securities, defer projects or sell assets. Additional financing may not be available when needed or, if available, the terms of such financing may not be favorable to us. In the event of lower prices, unanticipated operating or financial challenges, or new funding limitations, our ability to pursue new business opportunities, invest in existing and new projects, fund our ongoing business activities, and retire or service all outstanding debt could be significantly constrained.

Any downgrade in our credit ratings could limit our ability to obtain future financing, increase our borrowing costs and adversely affect the market price of our existing securities, including the notes, or otherwise impair our business, financial condition and results of operations.

There can be no assurance that any rating assigned to any of our securities will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by a rating agency, if, in that rating agency’s judgment, circumstances so warrant. Maintaining an investment-grade credit rating is an important element of our financial strategy. A downgrade of our credit ratings could adversely affect the market price of our securities, including the notes, adversely affect our existing financing, limit our access to the capital or credit markets or otherwise adversely affect the availability of other new financing on favorable terms, if at all, result in more restrictive covenants in agreements governing the terms of any future indebtedness that we incur, increase our cost of borrowing, or impair our business, financial condition and results of operations.

Current global financial conditions could adversely affect the availability of new financing and our operations.

Current global financial conditions have been characterized by increased market volatility. Continued volatility in the capital and credit markets, which impacts interest rates, currency exchange rates, and the availability of credit, could adversely affect our ability to obtain equity or debt financing in the future on terms favorable to us or have a material adverse effect on our business, financial condition and results of operations.

Use of proceeds

We estimate that we will receive net proceeds from this offering of $            , after deducting estimated underwriting discounts and our estimated offering expenses. We intend to use the net proceeds we receive from this offering to repay our $100 million in principal amount of our medium term notes, Series C at 7.625% due August 2011. We intend to use the remaining net proceeds from this offering for general corporate purposes, which may include additions to working capital, capital expenditures, repayment of debt, the financing of acquisitions, joint ventures and other business combination opportunities or stock repurchases. We do not intend to use any proceeds from this offering to fund our Merger with Latrobe.

Capitalization

The following table sets forth (a) our cash and cash equivalents and (b) our capitalization as of March 31, 2011:

•	on an actual basis;

•

as adjusted to give effect to the issuance of $             aggregate principal amount of the notes in this offering, after deducting underwriting discounts and commissions, as well as estimated offering expenses of $            ; and

•	as adjusted to give effect to the repayment of our $100 million in principal amount of our medium term notes, Series C at 7.625% due August 2011.

This table should be read in conjunction with “Summary consolidated financial data” and “Use of proceeds” herein and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto incorporated by reference in this prospectus supplement.

	March 31, 2011
	Actual	As adjusted

	(dollars in millions)
Cash and cash equivalents	$184.1	$
Debt:
Credit Facility	—		—
Senior unsecured notes, 6.625% due May 2013 (face value of $100 million at March 31, 2011)	102.2		102.2
Medium—term notes, Series B at 6.74% to 7.10% due from April 2013 to May 2018 (face value of $56 million at March 31, 2011)	56.0		56.0
Medium—term notes, Series C at 7.625% due August 2011 (face value of $100 million at March 31, 2011)	100.3		—
Notes offered hereby	—

Total debt	258.5

Total equity	661.5		661.5
Total capitalization	$920.0	$

Description of the notes

The following description of the particular terms of the notes offered by this prospectus supplement supplements, and to the extent inconsistent therewith, replaces, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus under the caption “Description of the Debt Securities.” In this Description of the Notes, the terms the “Company,” “we,” “us” and similar words refer only to Carpenter Technology Corporation and not to any of its subsidiaries. The notes constitute a separate series of debt securities under the indenture.

The notes will be issued under an indenture dated as of January 12, 1994 (the “original indenture”), between us and U.S. Bank National Association, as successor trustee (the “Trustee”), as supplemented by a supplemental indenture to be executed as of June 28, 2011 between us and the Trustee (the “indenture”). The indenture is subject to and is governed by the Trust Indenture Act of 1939, as amended. We have filed a form of the indenture as an exhibit to the registration statement of which the accompanying prospectus forms a part. You may request a copy of the indenture from us as described under “Where You Can Find More Information” in this prospectus supplement.

The following description and the description under “Description of the Debt Securities” in the accompanying prospectus summarize selected provisions of the indenture and the notes. It does not restate the indenture or the terms of the notes in their entirety. We urge you to read the forms of the indenture and the notes because the indenture and the notes, and not this description, define the rights of noteholders.

General

The notes:

•	will be our senior unsecured obligations;

•	will mature on , 2021;

•	will be subject to an optional redemption as described under the caption “—Optional redemption”;

•	initially will be limited to $250,000,000 in aggregate principal amount, subject to our right to issue additional notes as described under the caption “—Additional issuances”;

•	will not have the benefit of any sinking fund;

•	will be issued in denominations of $2,000 and in integral multiples of $1,000 in excess thereof; and

•	will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in certificated form. See “—Book-entry issuance.”

Interest on the notes will:

•	accrue at the rate of % per annum;

•	accrue from , 2011 or the most recent interest payment date on which interest was paid;

•	be payable in cash semiannually in arrears on and of each year, commencing on , 2011;

•	be payable to the holders of record on and , as the case may be, immediately preceding the related interest payment date; and

•	be computed on the basis of a 360-day year comprised of twelve 30-day months.

If any interest payment date or maturity date falls on a day that is not a business day, the required payment of interest or principal will be made on the next business day as if made on the date that payment was due, and no interest will accrue on that payment for the period from and after the interest payment date or maturity date, as the case may be, to the date of the payment on the next business day.

Ranking

The notes will be our senior and unsecured indebtedness and will rank equally with all of our other existing and future unsecured and unsubordinated indebtedness. The notes will effectively rank junior to any of our existing and future secured indebtedness to the extent of the assets securing such indebtedness, and will be structurally subordinated to any existing or future indebtedness and other liabilities of our subsidiaries. Indebtedness of our subsidiaries and obligations and liabilities of our subsidiaries are structurally senior to the notes since, in the event of a bankruptcy, liquidation, dissolution, reorganization or other winding up, the assets of our subsidiaries will be available to pay the notes only after the subsidiaries’ indebtedness and other obligations and liabilities are paid in full. If that happens, we may not have sufficient assets remaining to pay the amounts due on any or all of the notes then outstanding. Because we generally stand as an equity holder, rather than a creditor, of our subsidiaries, creditors of those subsidiaries will have their debt satisfied out of the subsidiaries’ assets before our creditors, including the noteholders. The indenture does not limit our ability or the ability of any of our subsidiaries to issue additional debt, including under our existing Credit Agreement and, when entered into, our New Credit Agreement.

As of March 31, 2011, we had an aggregate of approximately $258.5 million of indebtedness outstanding. As of March 31, 2011, on a pro forma basis, after giving effect to this offering of notes and the application of the proceeds from this offering, the notes offering hereby would have ranked:

•	equally with approximately $158.2 million of our debt, which does not include our guarantees of the debt of our subsidiaries;

•	effectively subordinated to approximately $0 million of debt of our subsidiaries; and

•	effectively subordinate to approximately $0 million of our secured debt.

As of March 31, 2011, there were no amounts outstanding under our Credit Agreement.

Additional issuances

We may issue additional notes, without limitation and without your consent, provided that such additional notes must be part of the same issue as the notes offered hereby for United States federal income tax purposes. If we issue additional notes of the series offered by this prospectus supplement under the indenture, they will have the same terms and conditions as the notes being offered by this prospectus supplement in all respects (except for the issue date, issue price and payment of interest accruing prior to the issue date of the additional notes) so that the additional notes may be consolidated and form a single series with the notes issued under this prospectus supplement for all purposes under the indenture.

Optional redemption

We may redeem the notes, at our option, at any time in whole or from time to time in part prior to                     , 2021 (three months prior to their maturity date), at a price equal to the greater of:

(1) 100% of the principal amount of the notes being redeemed or

(2) as determined by a Reference Treasury Dealer, the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed from the redemption date to, but excluding, the maturity date discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate, as defined below, plus              basis points,

in either case plus accrued interest, if any, on the principal amount being redeemed to, but excluding, the redemption date.

On and after                     , 2021 (three months prior to their maturity date), we may redeem the notes at our option, at any time in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest on the principal amount of the notes being redeemed to, but excluding, such redemption date.

The notes called for redemption become due and payable on the redemption date. Notices of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. The notice of redemption for the notes will state the redemption date, the redemption price and any accrued interest and the amount to be redeemed.

On and after the redemption date, interest will cease to accrue on any notes or any portion thereof called for redemption, unless we default in the payment of the redemption price and accrued interest. Prior to the redemption date, we will deposit with a paying agent, or the Trustee, money sufficient to pay the redemption price of, and (except if the redemption date is an interest payment date) the accrued interest on, the notes to be redeemed on such date. If less than all of the notes are redeemed at any time, the Trustee will select notes by such method the Trustee deems fair and appropriate.

For purposes of determining the optional redemption price, the following definitions are applicable:

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the weekly Federal Reserve Statistical Release designated “H.15 (519)” (or any successor release) published by the Board of Governors of the Federal Reserve System or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations or (b) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means (i) each of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors (or their respective affiliates which are Primary Treasury Dealer); provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer; and (ii) any three other Primary Treasury Dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by the Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding the redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Purchase of notes upon a change of control repurchase event

If a Change of Control Repurchase Event occurs, unless we have exercised our right to redeem the notes as described under the caption “—Optional redemption,” we will be required to make an offer to each holder of the notes to repurchase all or any part (in denominations of $2,000 and in integral multiples of $1,000 in excess thereof) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but not including, the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control, but after the public announcement of the Change of Control, we will mail a notice to each holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, other than as required by law. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On or before the repurchase date following a Change of Control Repurchase Event, we will, to the extent lawful:

(1) accept for payment all the notes or portions of the notes properly tendered pursuant to our offer;

(2) deposit with the paying agent an amount equal to the aggregate purchase price in respect of all the notes or portions of the notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by us.

The paying agent will promptly deliver to each holder of notes properly tendered, the purchase price for the notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be in a minimum principal amount of $2,000 and integral multiples of $1,000.

We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer (it being understood that such third party may make an offer that is conditioned on and prior to the occurrence of a Change of Control). We will also not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if notice of redemption has been given pursuant to the indenture as described under the caption “—Optional Redemption” unless there is a default in the payment of the applicable redemption price.

The Change of Control Repurchase Event feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control Repurchase Event feature is a result of negotiations between us and the underwriters. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. As contemplated by the definition of Change of Control, we could enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or the credit ratings of the notes. Restrictions on our ability to incur liens and enter into sale and leaseback transactions are contained in the covenants described under the captions “—Covenants—Restrictions on secured debt” and “—Restrictions on sales and leasebacks.” Except for the limitations contained in such covenants and the covenant relating to repurchases upon the occurrence of a Change of Control Repurchase Event, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction. See “Risk factors—Some significant restructuring transactions may not constitute a change of control repurchase event as described under “Description of the notes—Purchase of notes upon a change of control event,” in which case we would not be obligated to offer to repurchase the notes.”

We may not have sufficient funds to repurchase all the notes upon a Change of Control Repurchase Event. Even if we have sufficient funds, we may be prohibited from repurchasing the notes under the terms of our existing or future debt instruments. See “Risk factors—Risks relating to the notes—We may not be able to repurchase all of the notes upon a change of control repurchase event, which would result in a default under the notes.”

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Change of Control” means any one of the following:

(1) the consummation of the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than to the Company or one of its subsidiaries;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares;

(3) the consummation by the Company of a consolidation with, or merger with or into, any Person, or the consummation by any Person of a consolidation with, or merger with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

(4) the first day on which the majority of the members of our Board of Directors cease to be Continuing Directors; or

(5) the adoption of a plan relating to the liquidation or dissolution of the Company.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our and our subsidiaries’ properties or assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such holder’s notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our and our subsidiaries’ assets taken as a whole to another person or group may be uncertain.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Continuing Director” means, as of any date of determination, any member of the board of directors of the Company who (1) was a member of such board of directors on the date of closing the offering of the notes; or (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

Under a recent Delaware Chancery Court interpretation of the foregoing definition of “Continuing Director,” a board of directors may approve, for purposes of such definition, a slate of shareholder-nominated directors without endorsing them, or while simultaneously recommending and endorsing its own slate instead. The foregoing interpretation would permit our Board of Directors to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a “Change of Control Repurchase Event” that would trigger your right to require us to repurchase your notes as described above.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor Rating Categories of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor Rating Categories of S&P) and the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service Inc., a subsidiary of Moody’s Corporation, and its successors.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the control of the Company, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-l(e)(2)(vi)(F) under the Exchange Act, selected by the Company (as certified by a resolution of the Board of Directors) as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Rating Category” means (i) with respect to S&P, any of the following categories: BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody’s, any of the following categories: Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody’s used by another Rating Agency. In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories (+ and—for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB-to B+, will constitute a decrease of one gradation).

“Rating Date” means the date that is 60 days prior to the earlier of (i) the occurrence of a Change of Control or (ii) public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control.

“Ratings Event” means the occurrence of the events described in (a) or (b) of this definition on, or within 60 days after the earlier of, (i) the occurrence of a Change of Control or (ii) public notice of the occurrence of a Change of Control or the intention by the Company to effect a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies): (a) if the notes are rated by both Rating Agencies on the Rating Date as Investment Grade, the rating of the notes shall be reduced so that the Notes are rated below Investment Grade by both Rating Agencies, or (b) if the notes are rated below Investment Grade by at least one Rating Agency, the ratings of the notes by both Rating Agencies shall be decreased by one or more gradations

(including gradations within Rating Categories, as well as between Rating Categories) and the notes are then rated below Investment Grade by both Rating Agencies.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Covenants

Except as described in the accompanying prospectus under the captions “Description of the Debt Securities—Certain Covenants of Carpenter Technology —Restrictions on Secured Debt” and “Description of the Debt Securities—Certain Covenants of Carpenter Technology —Restrictions on Sales and Leasebacks” neither we nor any of our subsidiaries will be restricted by the indenture from:

•	incurring any indebtedness or other obligation;

•	paying dividends or making distributions on our capital stock or the capital stock of any of our subsidiaries; or

•	purchasing or redeeming our capital stock or the capital stock of any of our subsidiaries.

In addition, we will not be required to maintain any financial ratios or specified levels of net worth or liquidity or to repurchase or redeem or otherwise modify the terms of any of the notes upon a change of control or other events involving us or any of our subsidiaries which may adversely affect the creditworthiness of the notes, except to the limited extent described under the caption “—Purchase of notes upon a change of control repurchase event.” Among other things, the indenture will not contain covenants designed to afford holders of the notes any protections in the event of a highly leveraged or other transaction involving us that may adversely affect holders of the notes, except to the limited extent described following the caption “—Purchase of notes upon a change of control repurchase event.”

Exchange and transfer

You may exchange or transfer the notes in accordance with the indenture. You will not be required to pay a service charge to exchange or transfer the notes, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The exchange or transfer will only be made if the transfer agent is satisfied with your proof of ownership. See “—Book-entry issuance.”

Trustee and paying agent

U.S. Bank National Association will act as our trustee and paying agent for the notes. We may choose to pay interest by mailing checks or making wire transfers, provided that we will make all payments in respect of global notes by wire transfer of same-day funds. Regardless of who acts as the paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to note holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the Trustee, any other paying agent or anyone else. We may also arrange for additional payment offices, and may cancel or change these offices, including any use of the Trustee’s corporate trust office. We may appoint or change any paying agent without prior notice to any note holder.

The Trustee and its affiliates have and may from time to time have, banking relationships in the ordinary course of business with us and certain of our affiliates.

Governing law

The laws of the State of New York will govern the indenture and the notes.

Book-entry issuance

We have obtained the information in this section concerning DTC, Clearstream Banking S.A., or “Clearstream,” and Euroclear Bank S.A./N.V., as operator of the Euroclear System, or “Euroclear,” and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

The notes will be issued as fully-registered global notes which will be deposited with, or on behalf of, DTC and registered, at the request of DTC, in the name of Cede & Co. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in DTC. Investors may elect to hold their interests in the global notes through either DTC (in the United States) or (in Europe) through Clearstream or through Euroclear. Investors may hold their interests in the global notes directly if they are participants of such systems, or indirectly through organizations that are participants in these systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear (the “U.S. Depositaries”), which U.S. Depositaries will, in turn, hold interests on behalf of their participants’ customers’ securities accounts. Beneficial interests in the global notes will be held in denominations of $2,000 and multiples of $1,000 in excess thereof. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Notes represented by a global note can be exchanged for definitive securities in registered form only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global note and we do not appoint a successor depositary within 90 days after receiving that notice;

•

at any time DTC ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be registered as a clearing agency;

•	we, in our sole discretion, determine that that global note will be exchangeable for definitive securities in registered form and notify the Trustee of our decision; or

•	an event of default with respect to the notes represented by that global note has occurred and is continuing.

A global note that can be exchanged as described in the preceding sentence will be exchanged for definitive securities issued in authorized denominations in registered form for the same aggregate amount. The definitive securities will be registered in the names of the owners of the beneficial interests in the global note as directed by DTC.

We will make principal and interest payments on all notes represented by a global note to the paying agent which in turn will make payment to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented by a global note for all purposes under the indenture. Accordingly, we, the Trustee and any paying agent will have no responsibility or liability for:

•	any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in a debt security represented by a global note;

•

any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global note held through those participants; or

•	the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.

DTC has advised us that its current practice is to credit participants’ accounts on each payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on DTC’s records, upon DTC’s receipt of funds and corresponding detail information. The underwriters will initially designate the accounts to be credited. Payments by participants to owners of beneficial interests in a global note will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in “street name,” and will be the sole responsibility of those participants. Book-entry notes may be more difficult to pledge because of the lack of a physical note.

DTC

So long as DTC or its nominee is the registered owner of a global note, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the notes represented by that global note for all purposes of the notes. Owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered owners or holders of notes under the indenture. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC and, if that person is not a DTC participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in a global note. Beneficial owners may experience delays in receiving distributions on their notes since distributions will initially be made to DTC and must then be transferred through the chain of intermediaries to the beneficial owner’s account.

We understand that, under existing industry practices, if we request holders to take any action, or if an owner of a beneficial interest in a global note desires to take any action which a holder is entitled to take under the indenture, then DTC would authorize the participants holding the relevant beneficial interests to take that action and those participants would authorize the beneficial owners owning through such participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

Beneficial interests in a global note will be shown on, and transfers of those ownership interests will be effected only through, records maintained by DTC and its participants for that global note. The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the notes will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect.

DTC has advised us that it is a limited-purpose trust company organized under the New York banking law, a “banking organization” within the meaning of the New York banking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act.

DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of its participants. The electronic book-entry system eliminates the need for physical certificates. DTC’s participants include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and certain other organizations, some of which, and/or their representatives, own DTC. Banks, brokers, dealers, trust companies and others that clear through or maintain a custodial relationship with a participant, either directly or indirectly, also have access to DTC’s book-entry system. The rules applicable to DTC and its participants are on file with the SEC.

DTC has advised us that the above information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Clearstream

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary.

Clearstream holds securities for its participating organizations, or “Clearstream Participants,” and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Clearstream’s U.S. Participants are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear, or “Euroclear Participants,” and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear performs various other services, including securities lending and borrowing and interacts with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., or the “Euroclear Operator,” under contract with Euroclear plc, a U.K. corporation. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is a Belgian bank. As such it is regulated by the Belgian Banking and Finance Commission.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which we will refer to herein as the “Terms and Conditions.” The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Euroclear has further advised us that investors that acquire, hold and transfer interests in the notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global notes.

Global clearance and settlement procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving notes through DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of notes received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear Participants or Clearstream Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

If the notes are cleared only through Euroclear and Clearstream (and not DTC), you will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, U.S. investors who wish to exercise rights that expire on a particular day may need to act before the expiration date.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither we nor any paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

Certain U.S. federal income tax considerations

The following discussion describes the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes issued pursuant to this offering.

Because this is a summary that is intended to address only material U.S. federal income tax considerations relating to the ownership and disposition of the notes that will apply to all holders who acquire the notes in the original issuance, this summary may not contain all the information that may be relevant to you. As you review this discussion, you should keep in mind that:

•	the tax consequences to you may vary depending on your particular tax situation;

•

special rules that are not discussed below may apply to you if, for example, you are a broker-dealer, a non-U.S. person, a trust, an estate, a regulated investment company, a REIT, a financial institution, an insurance company, a holder of the notes or shares through a partnership or other pass-through entity, or otherwise subject to special tax treatment under the Code;

•	this summary does not address state, local or non-U.S. tax considerations;

•	this summary deals only with note holders that hold the notes as “capital assets” within the meaning of Section 1221 of the Code; and

•	this discussion is not intended to be, and should not be construed as, tax advice.

You are urged both to review the following discussion and to consult with your own tax advisor to determine the effect of ownership and disposition of the notes on your individual tax situation, including any state, local or non-U.S. tax consequences.

The information in this summary is based on the Code, current, temporary and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service, including its practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. We have not obtained any rulings from the Internal Revenue Service concerning the tax treatment of the matters discussed in this summary. Therefore, it is possible that the Internal Revenue Service could challenge the statements in this summary, which do not bind the Internal Revenue Service or the courts, and that a court could agree with the Internal Revenue Service.

As used in this section, a “U.S. Holder” means a beneficial owner of the notes, who is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the U.S. as defined in section 7701(b) of the Code,

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any state thereof or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•

a trust if it (a) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “non-U.S. Holder” means a beneficial owner of the notes that is not a “U.S. Holder,” and that is not a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

If a partnership holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisors.

Taxation of U.S. Holders

Interest

The stated interest on the notes generally will be taxable to a U.S. Holder as ordinary income at the time that it is paid or accrued, in accordance with the U.S. Holder’s method of accounting for United States federal income tax purposes.

Sale, exchange and retirement of the notes

A U.S. Holder of the notes will recognize gain or loss upon the sale, exchange, retirement, redemption or other taxable disposition of such notes in an amount equal to the difference between:

•

the amount of cash and the fair market value of other property received in exchange for such notes (other than amounts attributable to accrued but unpaid stated interest, which will be subject to tax as ordinary income to the extent not previously included in income); and

•	the U.S. Holder’s adjusted tax basis in such notes.

A U.S. Holder’s adjusted tax basis in a note acquired at issuance generally will equal the cost of the note to such holder reduced by any principal payments received by such holder with respect to the note.

Any gain or loss recognized will generally be capital gain or loss, and such capital gain or loss will generally be long-term capital gain or loss if the notes have been held by the U.S. Holder for more than one year at the time of sale. Long-term capital gain for non-corporate taxpayers (including individuals) is subject to preferential rates of United States federal income taxation. The deductibility of capital losses is subject to certain limitations.

Taxation of tax-exempt holders of the notes

Section 511 of the Code generally imposes a tax, at regular corporate income tax rates, on the “unrelated business taxable income” (as defined therein) of certain tax-exempt organizations (as described in Section 501(a) of the Code). In general, a tax-exempt holder should not be subject to U.S. federal income tax on the interest income accruing on the notes or the amount of gain, if any, realized in connection with a sale of the notes. However, if a tax-exempt holder were to finance its acquisition of the notes with debt, all or a portion of any interest income or gain attributable to the notes may be classified as unrelated business taxable income pursuant to the “debt-financed property” rules (as contained in Section 514 of the Code). Moreover, prospective tax-exempt holders should be aware that whether or not any income or gain realized with respect to a note that is owned by a tax-exempt holder constitutes unrelated business taxable income will depend upon the specific facts and circumstances applicable to such holder. Tax-exempt holders should consult their own tax advisor to determine all of the potential tax consequences to them of an investment in the notes, including the potential application of Sections 511-514 to them.

Taxation of non-U.S. Holders

The rules governing the U.S. federal income taxation of a Non-U.S. Holder are complex and no attempt will be made herein to provide more than a summary of such rules. Non-U.S. Holders should consult their tax advisors to determine the effect of U.S. federal, state, local and foreign tax laws, as well as tax treaties, with regard to an investment in the notes.

Interest

Subject to the discussion below concerning backup withholding, interest paid to a non-U.S. Holder of the notes will not be subject to United States federal income tax (including withholding tax) under the “portfolio interest exception,” provided that:

•	interest paid on the notes is not effectively connected with a non-U.S. Holder’s conduct of a trade or business in the United States;

•	the non-U.S. Holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of Company stock entitled to vote;

•	the non-U.S. Holder is not

•	a controlled foreign corporation that is related directly or indirectly to us through stock ownership, or

•	a bank that receives such interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•

the beneficial owner of the notes provides a certification, which is generally made on an Internal Revenue Service Form W-8BEN or a suitable substitute form and signed under penalties of perjury, that it is not a United States person.

A payment of interest to a non-U.S. Holder that does not qualify for the portfolio interest exception and that is not effectively connected to a United States trade or business will be subject to United States federal withholding tax at a rate of 30%, unless a United States income tax treaty applies to reduce or eliminate withholding.

A non-U.S. Holder will generally be subject to tax in the same manner as a U.S. Holder with respect to payments of interest if such payments are effectively connected with the conduct of a trade or business by the non-U.S. Holder in the United States and, if an applicable tax treaty provides, such gain is attributable to a United States permanent establishment maintained by the non-U.S. Holder. In some circumstances, such effectively connected income received by a non-U.S. Holder which is a corporation may be subject to an additional “branch profits tax” at a 30% base rate or, if applicable, a lower treaty rate.

To claim the benefit of a lower treaty rate or to claim exemption from withholding because the income is effectively connected with a United States trade or business, the non-U.S. Holder must provide a properly executed Internal Revenue Service Form W-8BEN or Internal Revenue Service

Form W-8ECI, or a suitable substitute form, as applicable, prior to the payment of interest. Such certificate must contain, among other information, the name and address of the non-U.S. Holder.

Non-U.S. Holders are urged to consult their own tax advisors regarding applicable income tax treaties, which may provide different rules.

Sale or retirement of the notes

Subject to the discussion below concerning backup withholding and except with respect to accrued but unpaid interest, which will be taxable as described under “Interest,” a non-U.S. Holder generally will not be subject to United States federal income tax (including withholding tax) on gain realized on the sale, exchange or redemption of the notes unless:

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, exchange or redemption, and certain other conditions are met; or

•

the gain is effectively connected with the conduct of a trade or business of the non-U.S. Holder in the United States and, if an applicable tax treaty so provides, such gain is attributable to a United States permanent establishment maintained by such holder.

Except to the extent that an applicable tax treaty provides otherwise, a non-U.S. Holder will generally be subject to tax in the same manner as a U.S. Holder with respect to gain realized on the sale, exchange or redemption of the notes if such gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder in the United States and, if an applicable tax treaty provides, such gain is attributable to a United States permanent establishment maintained by the non-U.S. Holder. In certain circumstances, a non-U.S. Holder that is a corporation will be subject to an additional “branch profits tax” at a 30% rate or, if applicable, a lower treaty rate on such income.

U.S. federal estate tax

Your estate will not be subject to U.S. federal estate tax on the notes beneficially owned by you at the time of your death, provided that any payment to you on the notes would be eligible for exemption from the 30% U.S. federal withholding tax under the “portfolio interest” rule described above, without regard to the certification requirement.

Information reporting and backup withholding applicable to holders of the notes

U.S. Holders

Certain non-corporate U.S. Holders may be subject to information reporting requirements on payments of principal and interest on the notes and payments of the proceeds of the sale, exchange, or redemption of the notes, and backup withholding, currently imposed at a rate of 28%, may apply to such payment if the U.S. Holder:

•	fails to furnish an accurate taxpayer identification number, or TIN, to the payor in the manner required;

•	is notified by the Internal Revenue Service that it has failed to properly report payments of interest or dividends; or

•

under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and that it has not been notified by the Internal Revenue Service that it is subject to backup withholding.

Non-U.S. Holders

A non-U.S. Holder is generally not subject to backup withholding with respect to payments of interest on the notes if it certifies as to its status as a non-U.S. Holder under penalties of perjury or if it otherwise establishes an exemption, provided that neither we nor our paying agent has actual knowledge or reason to know that the non-U.S. Holder is a United States person or that the conditions of any other exemptions are not, in fact, satisfied. Information reporting requirements, however, will apply to payments of interest to non-U.S. Holders where such interest is subject to withholding or exempt from United States withholding tax pursuant to a tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. Holder resides.

The payment of the proceeds from the disposition of the notes to or through the United States office of any broker, United States or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-United States status under penalties of perjury and meets certain other conditions or the owner otherwise establishes an exemption. The payment of the proceeds from the disposition of the notes to or through a non-United States office of a non-United States broker generally will not be subject to information reporting or backup withholding.

Unless the broker has documentary evidence in its files that the owner is a non-U.S. Holder and certain other conditions are met or such non-U.S. Holder otherwise establishes an exemption, however, information reporting will apply to a payment of proceeds from the disposition of the notes effected outside the United States by certain brokers with substantial connections to the United States.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Holder will be allowed as a refund or a credit against such Holder’s United States federal income tax liability, provided that the requisite procedures are timely followed.

Holders of the notes are urged to consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

Underwriting

J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement between us and the underwriters, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below.

Underwriter	Principal amount

J.P. Morgan Securities LLC	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$

Total	$

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to     % of the principal amount of the notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to     % of the principal amount of the notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Carpenter Technology

Per Note	%

We estimate that our total expenses for this offering will be $            .

In connection with the offering, the underwriters may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of notes than they are required to purchase in the offering.

•	Covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Certain of the underwriters or their affiliates have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In addition, affiliates of some of the underwriters are lenders, and in some cases agents or managers for the lenders, under our credit facility.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to prospective investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the notes to the public in that Relevant Member State at any time:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive; or

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the relevant underwriter nominated by the issuer for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe to the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State. For the purposes of this provision, the expression “Prospectus Directive” means Directive 2003/71/EC, including that Directive as amended by the 2010 PD Amending Directive to the extent implemented in the Relevant Member State in question, and includes any relevant implementing measure in the Relevant Member State in question; and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to prospective investors in the United Kingdom

Each underwriter has acknowledged and agreed that:

1. it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to it; and

2. it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Legal matters

Certain legal matters in connection with the offered debt securities will be passed upon for us by Pepper Hamilton LLP. The underwriters are represented by Shearman & Sterling LLP, New York, New York.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated into this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended June 30, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

P R O S P E C T U S

CARPENTER TECHNOLOGY CORPORATION

Debt Securities

This prospectus contains a general description of the debt securities which we may offer for sale. The specific terms of the debt securities will be described in one or more supplements to this prospectus. Read this prospectus and any supplement carefully before you invest.

The debt securities will be issued by Carpenter Technology Corporation.

Investing in our debt securities involves risks that are referenced under the caption “Risk Factors” on page 6 of this prospectus. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference in this prospectus.

These securities have not been approved or disapproved by the securities and exchange commission or any state securities commission nor has the securities and exchange commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 27, 2011.

-i-

ABOUT THIS PROSPECTUS

To understand the terms of the debt securities offered by this prospectus, you should carefully read this prospectus and any applicable prospectus supplement. You should also read the documents referred to under the heading “Where You Can Find More Information” for information on Carpenter Technology Corporation and its financial statements. Certain capitalized terms used in this prospectus are defined elsewhere in this prospectus.

This prospectus is part of a registration statement on Form S-3 that Carpenter Technology Corporation, a Delaware corporation, which is also referred to as “Carpenter Technology,” “the Company,” “our company,” “we,” “us” and “our,” has filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration procedure. Under this procedure, Carpenter Technology Corporation may offer and sell from time to time, debt securities in one or more series, which we refer to in this prospectus as the “debt securities.”

The debt securities may be sold for U.S. dollars, a foreign-denominated currency or a currency unit. Amounts payable with respect to any debt securities may be payable in U.S. dollars or a foreign-denominated currency or a currency unit as specified in the applicable prospectus supplement.

This prospectus provides you with a general description of the debt securities we may offer. Each time we offer debt securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the debt securities being offered. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

The prospectus supplement may also contain information about any material U.S. Federal income tax considerations relating to the debt securities covered by the prospectus supplement.

The prospectus supplement will also contain, with respect to the debt securities being sold, the manner of sale, the names of any underwriters, dealers or agents, together with the terms of the offering, the compensation of any underwriters, dealers or agents and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, which we refer to in this prospectus as the “Securities Act.”

WHERE YOU CAN FIND MORE INFORMATION

Carpenter Technology files annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain such SEC filings from the SEC’s website at http://www.sec.gov. You can also read and copy these materials at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain further information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You can also obtain information about Carpenter Technology at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the debt securities. The registration statement, exhibits and schedules are available through the SEC’s website or at its Public Reference Room.

INCORPORATION BY REFERENCE

In this prospectus, we “incorporate by reference” certain information that we file with the SEC, which means that we can disclose important information to you by referring you to that information. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. The following documents (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) have been filed by us with the SEC and are incorporated by reference into this prospectus:

•

Annual report on Form 10-K for the year ended June 30, 2010, including portions of the proxy statement for the 2010 annual meeting of stockholders to the extent specifically incorporated by reference therein (collectively, the “2010 Form 10-K”),

•	Quarterly report on Form 10-Q for the quarters ended September 30, 2010, December 31, 2010 and March 31, 2011, and

•

Current reports on Form 8-K filed on July 2, 2010, July 22, 2010, August 4, 2010, August 23, 2010, September 3, 2010 (two), October 13, 2010, October 19, 2010, January 4, 2011, April 21, 2011 and June 21, 2011 (two).

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the completion of the offering under this prospectus shall be deemed to be incorporated in this prospectus by reference. The information contained on or accessible through our website (http://www.cartech.com) is not incorporated into this prospectus.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically included or incorporated that exhibit by reference into the filing, from the SEC as described under “Where You Can Find More Information” or, at no cost, by writing or telephoning Carpenter Technology at the following address:

Carpenter Technology Corporation Attn: Investor Relations P.O. Box 14662 Reading, Pennsylvania 19610 Telephone: (610) 208-2000

You should rely only on the information contained or incorporated by reference in this prospectus, the prospectus supplement, any free writing prospectus that we authorize and any pricing supplement. We have not authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus, any applicable prospectus supplement, any free writing prospectus that we authorize or any pricing supplement. We do not take responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not making an offer of the debt securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus, any applicable prospectus supplement, any free writing prospectus that we authorize and any pricing supplement is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of such document incorporated by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement, or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act. These statements, which represent our expectations or beliefs concerning various future events, include statements concerning future revenues, earnings and liquidity associated with continued growth in various market segments and cost reductions expected from various initiatives. These statements may be made directly in this prospectus or in documents incorporated by reference. Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. All of these forward-looking statements are based on management’s current expectations and beliefs about future events. As with any projection or forecast, they are susceptible to uncertainty and changes in circumstances.

These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties include but are not limited to:

•

the cyclical nature of our business and certain end-use markets, including aerospace, industrial, automotive, consumer, medical, and energy, or other influences on our business such as new competitors, the consolidation of competitors, customers, and suppliers or the transfer of manufacturing capacity from the United States to foreign countries;

•	our ability to achieve cost savings, productivity improvements or process changes;
•	the volatility of, and our ability to recoup increases in, the cost of energy, raw materials, freight or other factors;
•	domestic and foreign excess manufacturing capacity for certain metals;
•	fluctuations in currency exchange rates;
•	the degree of success of government trade actions;
•	the valuation of the assets and liabilities in our pension trusts and the accounting for pension plans;
•	possible labor disputes or work stoppages;
•	the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products;
•	the ability to successfully acquire and integrate acquisitions;
•	the availability and costs of financing and credit facilities to us, our customers or other members of the supply chain;
•	the ability to obtain energy or raw materials, especially from suppliers located in countries that may be subject to unstable political or economic conditions;

•

our manufacturing processes are dependent upon highly specialized equipment located primarily in one facility in Reading, Pennsylvania and for which there may be limited alternatives if there are significant equipment failures or catastrophic events;

•

our future success depends on the continued service and availability of key personnel, including members of our executive management team, management, metallurgists and other skilled personnel and the loss of these key personnel could affect our ability to perform until suitable replacements are found;

•

our expectations with respect to the synergies, costs and other anticipated financial impacts of our pending merger with Latrobe Specialty Metals, Inc., or Latrobe, could differ from actual synergies realized, costs incurred and financial impacts experienced as a result of the transaction; and

•

the possibility that our pending merger with Latrobe is delayed or does not close, including, without limitation, due to the failure to receive any required regulatory approvals or the failure to satisfy any closing condition.

Any of these could have an adverse and/or fluctuating effect on our results of operations. For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the documents that we have filed with the SEC, including our quarterly reports on Form 10-Q, our most recent annual report on Form 10-K, our current reports on Form 8-K and our proxy statement.

All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We are not under any obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.

THE COMPANY

We develop, manufacture and distribute cast/wrought and powder metal stainless steels and special alloys including high temperature alloys, controlled expansion alloys, ultra high strength alloys, implantable alloys, tool and die steels and other specialty metals, as well as cast/wrought titanium alloys. We provide material solutions to the ever-changing needs of the aerospace, industrial, energy, medical, consumer products and automotive industries.

We are organized around three core business segments:

Our Advanced Metals Operations (“AMO”) segment includes the manufacturing and distribution of high temperature and high strength metal alloys, stainless steels, and titanium in the form of small bars and rods, wire, narrow strip and powder. Products in this segment typically go through more finishing operations, such as rolling, turning, grinding, drawing, and atomization, than products in our PAO segment (as described below). Also, sales in the AMO segment are spread across many end-use markets, including the aerospace, industrial, consumer, automotive, and medical industries. AMO products are sold under the Carpenter, Dynamet, Talley, Carpenter Powder Products and Aceros Fortuna brand names.

Our Premium Alloys Operations (“PAO”) segment includes the manufacturing and distribution of high temperature and high strength metal alloys and stainless steels in the form of ingots, billets, large bars and hollows. Also, the PAO segment includes conversion processing of metal for other specialty metals companies. A significant portion of PAO sales are to customers in the aerospace and energy industries. Much of PAO sales are to forging companies that further shape, mill, and finish the metals into more specific dimensions. All such sales are made under the Carpenter brand name.

Our Emerging Ventures segment currently includes the operations of Amega West Services, a manufacturer and service provider of high-precision components for measurement while drilling (“MWD”) and logging while drilling (“LWD”), drill collars, stabilizers and other down-hole tools used for directional drilling. MWD and LWD technology is used to ensure critical data is obtained and transmitted to the surface to monitor progress of the well. The net sales of Amega West are to customers in the energy end use market.

Our principal executive offices are located at P.O. Box 14662, Reading, Pennsylvania 19610, Telephone (610) 208-2000.

RISK FACTORS

Investing in our debt securities involves risk. You should carefully consider the specific risks discussed or incorporated by reference in the applicable prospectus supplement, together with all the other information contained in the prospectus supplement or incorporated by reference in this prospectus and the applicable prospectus supplement. You should also consider the risks, uncertainties and assumptions discussed under the caption “Risk Factors” included in the 2010 Form 10-K, which are incorporated by reference in this prospectus, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for Carpenter Technology is set forth below for the periods indicated. For periods in which earnings before fixed charges were insufficient to cover fixed charges, the dollar amount of coverage deficiency (in millions), instead of the ratio, is disclosed.

For purposes of computing the ratio of earnings to fixed charges, earnings consists of:

•	income before income taxes, extraordinary charges and cumulative effect of changes in accounting principles,
•	gains and losses related to less-than-fifty-percent-owned persons,
•	fixed charges (excluding capitalized interest), plus
•	the amount of previously capitalized interest amortized during the period.

Fixed charges primarily consist of interest costs (which include capitalized interest and amortization of debt discount) and debt expense and an amount representing the interest component of non-capitalized leases.

	Nine Months Ended	Year Ended June 30,
	March 31, 2011	2010	2009	2008	2007	2006
Ratio of earnings to fixed charges	4.6x	1.3x	3.8x	12.9x	12.9x	12.5x

USE OF PROCEEDS

We will use the net proceeds we receive from the sale of the debt securities offered by this prospectus for general corporate purposes, unless we specify otherwise in the applicable prospectus supplement. General corporate purposes may include additions to working capital, capital expenditures, repayment of debt, the financing of acquisitions, joint ventures and other business combination opportunities or stock repurchases.

DESCRIPTION OF THE DEBT SECURITIES

The debt securities offered hereby will be issued under an Indenture, dated as of January 12, 1994, between Carpenter Technology and U.S. Bank National Association, as successor Trustee to Morgan Guaranty Trust Company of New York and U.S. Bank Trust National Association (the “Trustee”), as it may be amended or supplemented from time to time (the “Indenture”). The debt securities may be issued from time to time in one or more series. The particular terms of each series, or of debt securities forming a part of a series, which are offered by a prospectus supplement, will be described in such prospectus supplement.

The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the Indenture, including the definitions therein of certain terms which are not otherwise defined in this prospectus. The terms of the Indenture are also governed by certain provisions contained in the Trust Indenture Act of 1939, as amended (the “TIA”). Certain capitalized terms used below but not defined herein have the meanings ascribed to them in the Indenture.

General

The Indenture provides that debt securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. Carpenter Technology may specify a maximum aggregate principal amount for the debt securities of any series. The debt securities are to have such terms and provisions which are not inconsistent with the Indenture, including as to maturity, principal and interest, as Carpenter Technology may determine. The debt securities will be unsecured obligations of Carpenter Technology and will rank on a parity with all other unsecured and unsubordinated indebtedness of Carpenter Technology.

The applicable prospectus supplement will set forth the price or prices at which the debt securities to be offered will be issued and will describe the following terms of such debt securities:

•	the title of such debt securities,
•	any limit on the aggregate principal amount of such debt securities or the series of which they are a part,
•	the person to whom interest on such debt securities will be payable,
•	the date or dates on which the principal of any of such debt securities will be payable,
•

the rate or rates at which any of such debt securities will bear interest, if any, the date or dates from which any such interest will accrue, the interest payment dates on which any such interest will be payable and the regular record date for any such interest payable on any interest payment date,

•	the place or places where the principal of and any premium and interest on any of such debt securities will be payable,
•

the period or periods within which, the price or prices at which and the terms and conditions on which any of such debt securities may be redeemed, in whole or in part, at the option of Carpenter Technology,

•

the obligation, if any, of Carpenter Technology to redeem or purchase any of such debt securities pursuant to any sinking fund or analogous provision or at the option of the holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions on which any of such debt securities will be redeemed or purchased, in whole or in part, pursuant to any such obligation,

•	the denominations in which any of such debt securities will be issuable, if other than denominations of $1,000 and any integral multiples thereof,
•

if the amount of principal of or any premium or interest on any of such debt securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined,

•

if other than the currency of the United States of America, the currency, currencies or currency units in which the principal of or any premium or interest on any of such debt securities will be payable

(and the manner in which the equivalent of the principal amount thereof in the currency of the United States of America is to be determined for any purpose, including for the purpose of determining the principal amount deemed to be outstanding at any time),

•

if the principal of or any premium or interest on any of such debt securities is to be payable, at the election of Carpenter Technology or the holder thereof, in one or more currencies or currency units other than those in which such debt securities are stated to be payable, the currency, currencies or currency units in which payment of any such amount as to which such election is made will be payable, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable (or the manner in which such amount is to be determined),

•	if other than the entire principal amount thereof, the portion of the principal amount of any of such debt securities which will be payable upon declaration of acceleration of the maturity thereof,
•

if the principal amount payable at the stated maturity of any of such debt securities will not be determinable as of any one or more dates prior to the stated maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined),

•

if applicable, that such debt securities, in whole or any specified part, are defeasible pursuant to the provisions of the Indenture described under “Defeasance and Covenant Defeasance—Defeasance and Discharge” or “Defeasance and Covenant Defeasance—Defeasance of Certain Covenants,” or under both such captions,

•

whether any of such debt securities will be issuable in whole or in part in the form of one or more global securities and, if so, the respective Depositaries for such global securities, the form of any legend or legends to be borne by any such global security in addition to or in lieu of the legend referred to under “Global Securities” and, if different from those described under such caption, any circumstances under which any such global security may be exchanged in whole or in part for debt securities registered, and any transfer of such global security in whole or in part may be registered, in the names of Persons other than the Depositary for such global security or its nominee,

•

any addition to or change in the events of default applicable to any of such debt securities and any change in the right of the Trustee or the holders to declare the principal amount of any of such debt securities due and payable,

•	any addition to or change in the covenants in the Indenture, including those described under “Certain Restrictive Covenants” applicable to any of such debt securities; and
•	any other terms of such debt securities not inconsistent with the provisions of the Indenture.

Debt securities, including original issue discount securities, may be sold at a substantial discount below their principal amount. Certain special United States federal income tax considerations (if any) applicable to debt securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, certain special United States federal income tax or other considerations (if any) applicable to any debt securities which are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

Form, Exchange and Transfer

The debt securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and any integral multiples thereof.

At the option of the holder, subject to the terms of the Indenture and the limitations applicable to global securities, debt securities of each series will be exchangeable for other debt securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount.

Subject to the terms of the Indenture and the limitations applicable to global securities, debt securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by Carpenter Technology for such purpose. No service charge will be made for any registration of transfer or exchange of debt securities, but Carpenter Technology may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. Carpenter Technology has appointed the Trustee as Security Registrar. Any transfer agent (in addition to the Security Registrar) initially designated by Carpenter Technology for any debt securities will be named in the applicable prospectus supplement. Carpenter Technology may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that Carpenter Technology will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If the debt securities of any series (or of any series and specified terms) are to be redeemed in part, Carpenter Technology will not be required to (i) issue, register the transfer of or exchange any debt security of that series (or of that series and specified terms, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such debt security that may be selected for redemption and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any debt security so selected for redemption, in whole or in part, except the unredeemed portion of any such debt security being redeemed in part.

Global Securities

Some or all of the debt securities of any series may be represented, in whole or in part, by one or more global securities which will have an aggregate principal amount equal to that of the debt securities represented thereby. Each global security will be registered in the name of a depositary or a nominee thereof identified in the applicable prospectus supplement, will be deposited with such depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the Indenture.

Notwithstanding any provision of the Indenture or any debt security described herein, no global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than the depositary for such global security or any nominee of such depositary unless (i) the depositary has notified Carpenter Technology that it is unwilling or unable to continue as depositary for such global security or has ceased to be qualified to act as such as required by the Indenture, (ii) there shall have occurred and be continuing an event of default with respect to the debt securities represented by such global security or (iii) there shall exist such circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable prospectus supplement. All debt securities issued in exchange for a global security or any portion thereof will be registered in such names as the depositary may direct.

As long as the depositary, or its nominee, is the registered holder of a global security, the depositary or such nominee, as the case may be, will be considered the sole owner and holder of such global security and the debt securities represented thereby for all purposes under the debt securities and the Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a global security will not be entitled to have such global security or any debt securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated debt securities in exchange therefor and will not be considered to be the owners or holders of such global security or any debt securities represented thereby for any purpose under the debt securities or the Indenture. All payments of principal of and any premium and interest on a global security will be made to the depositary or its nominee, as the case may be, as the holder thereof. The laws of some jurisdictions require that certain purchasers of debt securities take physical delivery of such debt securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Ownership of beneficial interests in a global security will be limited to institutions that have accounts with the depositary or its nominee (“participants”) and to persons that may hold beneficial interests through participants. In connection with the issuance of any global security, the depositary will credit, on its bookentry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary (with respect to participants’ interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a global security may be subject to various policies and procedures adopted by the depositary from time to time. None of Carpenter Technology, the Trustee or any agent of Carpenter Technology or the Trustee will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Secondary trading in notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in a global security, in some cases, may trade in the depositary’s same-day funds settlement system, in which secondary market trading activity in those beneficial interests would be required by the depositary to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a global security upon the original issuance thereof may be required to be made in immediately available funds.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name such debt security (or one or more predecessor securities) is registered at the close of business on the regular record date for such interest.

Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as Carpenter Technology may designate for such purpose from time to time, except that at the option of Carpenter Technology payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register. Unless otherwise indicated in the applicable prospectus supplement, U.S. Bank National Association will be designated as Carpenter Technology’s sole paying agent for payments with respect to debt securities of each series. Any other paying agents initially designated by Carpenter Technology for the debt securities of a particular series will be named in the applicable prospectus supplement. Carpenter Technology may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that Carpenter Technology will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by Carpenter Technology to a paying agent for the payment of the principal of or any premium or interest on any debt security which remain unclaimed for two years after such principal premium or interest has become due and payable will be repaid to Carpenter Technology, and the holder of such debt security thereafter may look only to Carpenter Technology for payment thereof.

Certain Definitions

“Attributable Debt” means, as to any particular lease under which any person is at the time liable and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such person under such lease during the remaining primary term thereof, discounted from the respective due dates thereof to such date at the same rate per annum as the rate of interest borne by the outstanding debt securities, on a weighted average basis. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Capital Stock,” as applied to the stock of any corporation, means the capital stock of every class whether now or hereafter authorized, regardless of whether such capital stock shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of such corporation.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (i) all liabilities other than (a) deferred income taxes, (b) Funded Debt and (c) shareholders’ equity (including all preferred stock whether or not redeemable) and (ii) all goodwill, trade names, trademarks, patents, organization expenses and other like intangibles, all as set forth on the most recent balance sheet of Carpenter Technology and its consolidated Subsidiaries and computed in accordance with generally accepted accounting principles.

“Funded Debt” means (i) all indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower and (ii) rental obligations payable more than 12 months from such date under leases which are capitalized in accordance with generally accepted accounting principles (such rental obligations to be included as Funded Debt at the amount so capitalized at the date of such computation and to be included for the purposes of the definition of Consolidated Net Tangible Assets both as an asset and as Funded Debt at the respective amounts so capitalized).

“Principal Property” means any manufacturing or processing plant or warehouse owned at the date of the Indenture or thereafter acquired by Carpenter Technology or any Restricted Subsidiary of Carpenter Technology which is located within the United States of America and the gross book value (including related land and improvements thereon and all machinery and equipment included therein without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 2% of Consolidated Net Tangible Assets, other than (i) any property which in the opinion of Carpenter Technology’s Board of Directors is not of material importance to the total business conducted by Carpenter Technology as an entirety or (ii) any portion of a particular property which is similarly found not to be of material importance to the use or operation of such property.

“Restricted Subsidiary” means a Subsidiary of Carpenter Technology (i) substantially all the property of which is located, or substantially all the business of which is carried on, within the United States of America and (ii) which owns a Principal Property.

“Subsidiary” means any corporation more than 50% of the outstanding voting stock of which is owned or controlled, directly or indirectly, by (i) Carpenter Technology, (ii) Carpenter Technology and one or more Subsidiaries or (iii) one or more Subsidiaries. For the purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class has such voting power by reason of any contingency.

“U.S. Government Obligation” means (x) any security which is (i) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case (i) or (ii), is not callable or redeemable at the option of the issuer thereof, and (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation which is specified in clause (x) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any such payment of principal of or interest on any U.S. Government Obligation which is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt.

Certain Covenants of Carpenter Technology

Restrictions on Secured Debt

If Carpenter Technology or any Restricted Subsidiary shall incur, issue, assume or guarantee any loans or notes, bonds, debentures or other similar evidences of indebtedness for money borrowed (“Debt”) secured by a mortgage, pledge or lien (“Mortgage”) on any Principal Property of Carpenter Technology or any Restricted Subsidiary, or on any shares of Capital Stock or Debt of any Restricted Subsidiary, Carpenter Technology will provide or cause such Restricted Subsidiary to provide that the debt securities (together with, if Carpenter Technology shall so determine, any other Debt of Carpenter Technology or such Restricted Subsidiary then existing or thereafter created which is not subordinated to the debt securities) be secured equally and ratably with (or, at Carpenter Technology’s option, prior to) such secured Debt, unless, after giving effect thereto, the aggregate amount of all such secured Debt, together with all Attributable Debt of Carpenter Technology and its Restricted Subsidiaries with respect to sale and leaseback transactions involving Principal Properties (with the exception of such transactions which are excluded as described in “Restrictions on Sales and Leasebacks” below), would not exceed 5% of Consolidated Net Tangible Assets.

The above restrictions will not apply to, and there will be excluded from secured Debt in any computation under such restriction, Debt secured by (i) Mortgages on property of, or on any shares of Capital Stock of or Debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary, (ii) Mortgages in favor of Carpenter Technology or a Restricted Subsidiary, (iii) Mortgages in favor of governmental bodies to secure progress, advance or other payments, (iv) Mortgages on property, shares of Capital Stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) and purchase money and construction Mortgages which are entered into within specified time limits, (v) Mortgages securing industrial revenue or pollution control bonds and (vi) any extension, renewal or replacement, as a whole or in part, of any Mortgage referred to in the foregoing clauses (i) through (v) inclusive so long as such extension, renewal or replacement is limited to all or part of the same property, shares of Capital Stock or Debt that secured the Mortgage extended, renewed or replaced (plus improvements on such property).

Restrictions on Sales and Leasebacks

Neither Carpenter Technology nor any Restricted Subsidiary will enter into any sale and leaseback transaction involving any Principal Property, unless, after giving effect thereto, the aggregate amount of all Attributable Debt with respect to such transactions plus all Debt secured by Mortgages on Principal Properties or shares of Capital Stock or Debt of a Restricted Subsidiary (with the exception of secured Debt which is excluded as described in “Restrictions on Secured Debt” above) would not exceed 5% of Consolidated Net Tangible Assets.

The above restrictions will not apply to, and there will be excluded from Attributable Debt in any computation under such restriction, any sale and leaseback transaction if (i) the lease is for a period, including renewal rights, of not in excess of three years, (ii) the sale and leaseback transaction of the Principal Property is made prior to, at the time of or within 180 days after its acquisition or construction, (iii) the lease secures or relates to industrial revenue or pollution control bonds, (iv) the transaction is between Carpenter Technology and a Restricted Subsidiary or between Restricted Subsidiaries or (v) Carpenter Technology or such Restricted Subsidiary within 180 days after the sale or transfer applies an amount equal to the greater of the net proceeds of the sale of the Principal Property leased pursuant to such arrangement or the fair market value of the Principal Property so leased at the time of entering into such arrangement to (a) the retirement of the debt securities or certain Funded Debt of Carpenter Technology ranking on a parity or senior to the debt securities or Funded Debt of a Restricted Subsidiary or (b) the purchase of other property which will constitute Principal Property having a fair market value, in the opinion of Carpenter Technology’s Board of Directors, at least equal to the fair market value of the Principal Property so leased. The amount to be applied to the retirement of such Funded Debt of Carpenter Technology or a Restricted Subsidiary shall be reduced by (x) the principal amount of any debt securities (or other notes or debentures constituting such Funded Debt) delivered within such 180-day period to the Trustee or other applicable trustee for retirement and cancellation and (y) the principal amount of such Funded Debt other than items referred to in the preceding clause (x), voluntarily retired by Carpenter Technology or a Restricted Subsidiary within 180 days after such sale, provided that, notwithstanding the foregoing, no retirement referred to in this paragraph may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.

Except as described in “Restrictions on Secured Debt” and “Restrictions on Sales and Leasebacks,” the Indenture does not contain any covenants or provisions that may afford holders of the debt securities protection in the event of a highly leveraged transaction.

Successor Company

The Indenture provides that no consolidation or merger of Carpenter Technology with or into any other corporation and no conveyance, transfer or lease of its properties and assets substantially as an entirety to any person may be made unless (i) the corporation formed by or resulting from any such consolidation or merger or which shall have received the transfer of such property and assets shall be a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia and shall expressly assume by a supplemental indenture payment of the principal of, premium (if any) and interest on the debt securities and the performance and observance of the Indenture, (ii) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing and (iii) Carpenter Technology shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance, transfer or lease, and if a supplemental indenture is required for such transaction, such supplemental indenture, complies with the above requirements of the Indenture.

Events of Default

Each of the following constitutes an Event of Default under the Indenture with respect to the debt securities of any series: (a) failure to pay principal of or any premium on any debt security of that series at its maturity; (b) failure to pay any interest on any debt securities of that series when due, and continuance of such failure for a period of 30 days; (c) failure to deposit any sinking fund payment, when due, in respect of any debt security of that series; (d) failure to perform, or breach of, any other covenant of Carpenter Technology in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the Trustee, or the holders of at least 25% in principal amount of the Outstanding debt securities of that series as provided in the Indenture; (e) certain defaults by Carpenter Technology or any of its Restricted Subsidiaries under any bond, debenture, note or other evidence of indebtedness for money borrowed in excess of $3,000,000, under any capitalized lease or under any mortgage, indenture or instrument, which default (i) consists of a failure to pay any such indebtedness or liability upon its stated maturity or (ii) results in such indebtedness or liability becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, and continuance thereof for

10 days after written notice has been given by the Trustee, or the holders of at least 25% in principal amount of the outstanding debt securities of that series, as provided in the Indenture; (f) certain events of bankruptcy, insolvency or reorganization; and (g) any other Event of Default provided with respect to debt securities of that series.

If an Event of Default (other than an Event of Default described in clause (f) above) with respect to the debt securities of any series at the time outstanding shall occur and be continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series by notice as provided in the Indenture may declare the principal amount of the debt securities of that series (or, in the case of any security that is an original issue discount security or the principal amount of which is not then determinable, such portion of the principal amount of such security, or such other amount in lieu of such principal amount, as may be specified in the terms of such security) to be due and payable immediately. If an Event of Default described in clause (f) above with respect to the debt securities of any series at the time outstanding shall occur, the principal amount of all the debt securities of that series (or, in the case of any such original issue discount security or other security, such specified amount) will automatically, and without any action by the Trustee or any holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if Carpenter Technology has paid or deposited with the Trustee all sums sufficient to pay overdue interest and other amounts required under the Indenture and all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the Indenture. For information as to waiver of defaults, see “Modification and Waiver.”

Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the debt securities of that series, provided that such direction shall not be in conflict with any rule of law or the Indenture, the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction, and such direction shall not involve the Trustee in personal liability or be unjustly prejudicial to holders not joining therein.

No holder of a debt security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the debt securities of that series, (ii) the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holder or holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee and (iii) the Trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer of indemnity. However, such limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal of or any premium or interest on such debt security on or after the applicable due date specified in such debt security. Carpenter Technology will be required to furnish to the Trustee annually a statement by certain of its officers as to whether or not Carpenter Technology, to its knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all such known defaults.

Modification and Waiver

Modifications and amendments of the Indenture may be made by Carpenter Technology and the Trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby, (a) change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, (b) reduce the principal amount of, or any premium payable upon redemption or interest on, any debt security, (c) reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof, (d) change the place or currency of payment of principal of, or any premium or interest on, any debt security, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any debt security, (f) reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the Indenture, (g) reduce the percentage in principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or (h) modify such provisions with respect to modification and waiver.

Modifications and amendments of the Indenture may be made by Carpenter Technology and the Trustee without the consent of the holders to (a) evidence the succession of any person to Carpenter Technology, (b) add to the covenants of Carpenter Technology for the benefit of the holders of all or any series of debt securities, (c) add additional Events of Default for the benefit of the holders of all or any series of debt securities, (d) permit or facilitate the issuance of securities of any series in bearer form or uncertificated form, (e) add, change or eliminate any provision of the Indenture in respect of one or more series of debt securities so long as these additions, changes or eliminations do not apply to debt securities of any series created prior to such additions, changes or eliminations and entitled to the benefit of such provisions, or modify the rights of any holder of any such debt securities with respect to such provisions, or become effective only after these debt securities are no longer outstanding, (f) secure the debt securities, (g) create new series of debt securities as permitted under the Indenture, (g) provide for a successor trustee under the Indenture or (h) cure any ambiguity or correct or supplement any provision of the Indenture that is defective so long as such action does not adversely affect the interests of the holders of debt securities of any series in any material respect.

The holders of a majority in principal amount of the outstanding debt securities of any series may waive compliance by Carpenter Technology with certain restrictive provisions of the Indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the holder of each outstanding debt security of such series affected.

The Indenture provides that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given or taken any direction, notice, consent, waiver or other action under the Indenture as of any date, (i) the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the maturity thereof to such date, (ii) if, as of such date, the principal amount payable at the stated maturity of a debt security is not determinable (for example, because it is based on an index), the principal amount of such debt security deemed to be outstanding as of such date will be an amount determined in the manner prescribed for such debt security and (iii) the principal amount of a debt security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such debt security, of the principal amount of such debt security (or, in the case of a security described in clause (i) or (ii) above, of the amount described in such clause). Certain debt securities, including those for whose payment or redemption money has been deposited or set aside in trust for the holders and those that have been fully defeased pursuant to Section 1302 of the Indenture, will not be deemed to be outstanding.

Except in certain limited circumstances, Carpenter Technology will be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee also will be entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders of a particular series such action may be taken only by persons who are holders of outstanding debt securities of that series on the record date. To be effective, such action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as may be specified by Carpenter Technology (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time.

Defeasance and Covenant Defeasance

If and to the extent indicated in the applicable prospectus supplement, Carpenter Technology may elect, at its option at any time, to have the provisions of Section 1302 of the Indenture, relating to defeasance and discharge of indebtedness, or Section 1303 of the Indenture, relating to defeasance of certain restrictive covenants in the Indenture, applied to the debt securities of any series, or to any specified part of a series.

Defeasance and Discharge

The Indenture provides that, upon Carpenter Technology’s exercise of its option (if any) to have Section 1302 of the Indenture apply to any debt securities, Carpenter Technology will be discharged from all its obligations with respect to such debt securities (except for certain obligations to exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the holders of such debt securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the Indenture and such debt securities. Such defeasance or discharge may occur only if, among other things, Carpenter Technology has delivered to the Trustee an opinion of counsel to the effect that Carpenter Technology has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur.

Defeasance of Certain Covenants

The Indenture provides that, upon Carpenter Technology’s exercise of its option (if any) to have Section 1303 of the Indenture apply to any debt securities, Carpenter Technology may omit to comply with certain restrictive covenants, including those described under “Certain Covenants of Carpenter Technology,” under “Successor Company, “ any that may be described in the applicable prospectus supplement, and the occurrence of certain Events of Default, which are described above in clause (d) (with respect to such restrictive covenants) and clause (e) under “Events of Default” and any that may be described in the applicable prospectus supplement, will be deemed not to be or result in an Event of Default, in each case with respect to such debt securities. Carpenter Technology, in order to exercise such option, will be required to deposit, in trust for the benefit of the holders of such debt securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the Indenture and such debt securities. Carpenter Technology will also be required, among other things, to deliver to the Trustee an opinion of counsel to the effect that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event Carpenter Technology exercised this option with respect to any debt securities and such debt securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such debt securities at the time of their respective stated maturities but may not be sufficient to pay amounts due on such debt securities upon any acceleration resulting from such Event of Default. In such case, Carpenter Technology would remain liable for such payments.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they may appear in the Security Register.

Title

Carpenter Technology, the Trustee and any agent of Carpenter Technology or the Trustee may treat the Person in whose name a debt security is registered as the absolute owner thereof (whether or not such debt security may be overdue) for the purpose of making payment and for all other purposes.

Governing Law

The Indenture and the debt securities will be governed by, and construed in accordance with, the law of the State of New York.

Regarding The Trustee

U.S. Bank National Association is the successor Trustee to Morgan Guaranty Trust Company of New York and U.S. Bank Trust National Association under the Indenture.

Upon the occurrence of an Event of Default, the Trustee may be deemed to have a conflicting interest with respect to the debt securities for purposes of the Trust Indenture Act of 1939, as amended, and, accordingly, may be required to resign as Trustee under the Indenture.

PLAN OF DISTRIBUTION

We may offer and sell the debt securities in any one or more of the following ways:

•	to or through underwriters, brokers or dealers,
•	directly to one or more other purchasers,
•

through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the debt securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction,

•	through agents on a best-efforts basis, or
•	otherwise through a combination of any of the above methods of sale.

Each time we sell debt securities, we will provide a prospectus supplement that will name any underwriter, dealer or agent involved in the offer and sale of the debt securities. The prospectus supplement will also set forth the terms of the offering, including:

•	the purchase price of the debt securities and the proceeds we will receive from the sale of the debt securities,
•	any underwriting discounts and other items constituting underwriters’ compensation,
•	any public offering or purchase price and any discounts or commissions allowed or re-allowed or paid to dealers,
•	any commissions allowed or paid to agents,
•	any debt securities exchanges on which the debt securities may be listed,
•	the method of distribution of the debt securities,
•	the terms of any agreement, arrangement or understanding entered into with the underwriters, brokers or dealers, and
•	any other information we think is important.

If underwriters or dealers are used in the sale, the debt securities will be acquired by the underwriters or dealers for their own account. The debt securities may be sold from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed,
•	at market prices prevailing at the time of sale,
•	at prices related to such prevailing market prices,
•	at varying prices determined at the time of sale, or
•	at negotiated prices.

Such sales may be effected:

•	in transactions on any national securities exchange or quotation service on which the debt securities may be listed or quoted at the time of sale,
•	in transactions in the over-the-counter market,
•

in block transactions in which the broker or dealer so engaged will attempt to sell the debt securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade,

•	through the writing of options, or
•	through other types of transactions.

The debt securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the applicable prospectus supplement, the obligations of underwriters or dealers to purchase the debt securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the offered debt securities if any are purchased. Any public offering price and any discount or concession allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

The debt securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the debt securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth in, the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Offers to purchase the debt securities offered by this prospectus may be solicited, and sales of the debt securities may be made, by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the debt securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

If indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain institutional investors to purchase debt securities from us pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which these contracts may be made include, among others:

•	commercial and savings banks,
•	insurance companies,
•	pension funds,
•	investment companies, and
•	educational and charitable institutions.

In all cases, these purchasers must be approved by us. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any of these contracts will not be subject to any conditions except that (a) the purchase of the debt securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject, and (b) if the debt securities are also being sold to underwriters, we must have sold to these underwriters the debt securities not subject to delayed delivery.

Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

Some of the underwriters, dealers or agents used by us in any offering of debt securities under this prospectus may be customers of, engage in transactions with, and perform services for us or other affiliates of ours in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled under agreements which may be entered into with us to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to be reimbursed by us for certain expenses.

Subject to any restrictions relating to debt securities in bearer form, any debt securities initially sold outside the United States may be resold in the United States through underwriters, dealers or otherwise.

Any underwriters to which offered debt securities are sold by us for public offering and sale may make a market in such debt securities, but those underwriters will not be obligated to do so and may discontinue any market making at any time.

The anticipated date of delivery of the debt securities offered by this prospectus will be described in the applicable prospectus supplement relating to the offering.

If more than 10 percent of the net proceeds of any offering of debt securities made under this prospectus will be received by members of the Financial Industry Regulatory Authority, which we refer to in this prospectus as “FINRA,” participating in the offering or by affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with NASD Conduct Rule 210(h). The maximum compensation we will pay to underwriters in connection with any offering of the debt securities will not exceed 8% of the maximum proceeds of such offering.

To comply with the debt securities laws of some states, if applicable, the debt securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the debt securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

LEGAL MATTERS

Certain legal matters in connection with the offered debt securities will be passed upon for us by Pepper Hamilton LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated into this prospectus by reference to the Annual Report on Form 10-K for the year ended June 30, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$                 % Senior Notes due 20

Prospectus supplement

June     , 2011

Joint book-running managers

BofA Merrill Lynch	J.P. Morgan